Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the inclusion of our audit letter dated February 13, 2018, in the Annual Report on Form 10-K of Parsley Energy, Inc. (the "Company").  We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and of our audit letter dated February 13, 2018, into the Company's registration statements on Form S-8 (File No. 333-196295), Form S-3 (File No. 333-204766) and Form S-3 (File No. 333-217626), including any amendments thereto, in accordance with the requirements of the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas
February 28, 2018

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients.  The digital document is intended to be substantively the same as the original signed document maintained by NSAI.  The digital document is subject to the parameters, limitations, and conditions stated in the original document.  In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.